EXHIBIT 21

LIST OF SUBSIDIARIES

Company Name	Place/Date of Incorporation	Issued Capital	Principal Activities
G.U. International Limited	Republic of Seychelles	2,000 shares at US$1.00 per share	Property development & real estate investment in Asia region